Exhibit 10.15
[This document has been translated from Chinese to English]

Share Transfer Agreement

Transferor: Ruifeng Chen (“Party A”)
Transferee: China Education Schools Co. Ltd. (“Party B”)

            Hangzhou Kunjiang Education Technology Co., Ltd (“Joint Venture Company”) was established in Hangzhou City on November 12, 2010, operated jointly by Party A and Ruifeng Chen.  The Registered capital is RMB 1 million,  Party A owns 20% of the equity. Party A agreed to transfer the Joint Venture company’s 20% equity ownership to Party B, Party B agrees to accept the transfer. According to the provision of the “Company Law of the People’s Republic of China” and the “Contract Law of the People’s Republic of China,” Party A and Party B reached the following agreements regarding equity ownership transfer:

I .  Equity ownership transfer price, payment term and methods.
1.
Party A owns 20% of the Joint Venture equity. According to articles of Joint Venture Company, Party A should contribute RMB 200,000, and its actual contribution is RMB 200,000. Party A will transfer 20% of equity ownership of the Joint Venture Company to Party B for RMB 200,000.

2.
Party B shall, within 2 years of this agreement coming into effect, according to the currency and amount stated in the preceding paragraph, pay the stock transfer payment in three bank transfer payments to Party A.

i.	Within 7 days after signing this Agreement, Party B shall pay 20% of the share transfer payment amount.

ii.	70% of payment shall be paid within 15 days after the registration for the change at the Industrial and Commercial Bureau.

iii.	The remaining 10% of payment shall be paid at the point that the registration of the change has been 2 years.

II.           Party A guarantees that she has the complete disposition rights for the interest to be transferred to Party B, guarantees that such interest is not set as pledge, not being sealed to ensure equity, and no recourse again any third party, otherwise Party A will be held responsible for any resulting economic and legal obligations.

III.	Joint-Venture Company Profit and Loss (including debt) Distribution
1.	Upon the Agreement becoming effective, Party B shall succeed to profit as well as to any risks and losses, in proportion to the shares it will own in the joint-venture company.

2.
In the event of Party A’s failure to notify Party B about any debt issues of the joint-venture company prior to the transfer of the shares, which causes Party B suffers from economic loss as a shareholder in the joint-venture company, Party B has the right of recourse against the Party A.

IV.	Breach of Contract
1.
Upon the Agreement becoming effective, both parties shall perform appropriately pursuant to the Agreement. In case any party in the Agreement cannot perform appropriately and complete the obligations in accordance with the Agreement, the breaching party shall bear the responsibility pursuant to the Agreement.

2.
In the event that Party B fails to pay on time, a fine of 3/10000 of the total overdue amount will be imposed on Party B in respect of each day that payment is overdue. If Party A suffers loss as a result of Party B breach of contract, and the penalty paid by Party B is not enough to make for the actual loss, Party B shall compensate Party A additionally.

3.
If due to Party A, that Party B was not able to change registration as scheduled, Or seriously affect the purpose that party B enter into this Agreement, Party A shall pay penalty to Party B in the amount of 3/10000 of the paid transfer amount by Party B. If Party A breaches the contract and cause loss to Party B, and the penalty from Party A is less than the actual loss, Party B shall be compensated for the difference.

V. The modification or cancellation of the Agreement

Party A and Party B both agree that such Agreement can be modified or canceled. In the case that modification or cancellation happens, both parties shall sign separate agreement for the modification and cancellation.

VI. Fees

The relevant fees involved in this share transfer (such as fees for notarization, evaluation or audit, submission for Bureau of Foreign Trade approval, application for changes of business registration etc.), shall be responsible by Party B.

VII. Dispute Resolution

Any dispute caused by this Agreement or related to this Agreement, shall be resolved through friendly consultation between Party A and Party B. If consultation failed, signing parties may file lawsuit at Hangzhou relevant people’s court.

VIII. Conditions of Agreement Enter Into Force

This Agreement enters into force upon signing (stamping) by Party A and Party B. According to the law, both Party A and Party B shall apply for approval from Bureau of Foreign Trade after the Agreement enters into force, then register for changes at the Industrial and Commercial Administration Office after the approval.

IX This Agreement has 6 copies, Party A and Party B each holds one, other copies will be submitted to relevant department.

Transferor:  Ruifeng Chen
Signature by: /s/ Ruifeng Chen
Stamp by: Hangzhou Kunjiang Education Technology Co., Ltd.

Transferee: China Education Schools Co. Ltd.
Signature by: /s/ Yuefeng Gan

Date: November 25, 2010